UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

September 27, 2017
Date of Report (Date of Earliest Event Reported)

NOVUME SOLUTIONS, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

Delaware	000-55833	81-56266334
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14420 Albemarle Point Place, Suite 200, Chantilly, VA, 20151
(Address of Principal Executive Offices)

(703) 953-3838
(Issuer’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 29, 2017, Novume Solutions, Inc., a Delaware corporation (the “Company”), assumed from KeyStone Solutions, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“KeyStone”), four unsecured subordinated promissory notes made by KeyStone (collectively, the “Notes”), representing $1,000,000 in aggregate outstanding principal balance.

The Notes comprise:

●
a promissory note in favor of Lancer Financial Group, Inc., an Illinois corporation (“Lancer”), having an outstanding principal amount of $500,000;
●
a promissory note in favor of Suzanne Loughlin, having an outstanding principal amount of $166,667;
●
a promissory note in favor of James W. Satterfield, having an outstanding principal amount of $166,667; and
●
a promissory note in favor of Harry Rhulen, having an outstanding principal amount of $166,666.

The Company assumed each such Note under an Assignment and Assumption Agreement (the “Assignment Agreement”), dated September 27, 2017, by and between the Company and KeyStone. Upon consummation of the assignment, the Company issued replacement notes (the “Replacement Notes”) to each of the holders having substantially similar terms to the Notes.

Each Replacement Note matures over a period that ends on January 25, 2022. The unpaid principal balance of the Replacement Notes issued to Mr. Rhulen, Ms. Loughlin and Mr. Satterfield accrues simple interest at a rate of 2% per annum; and the unpaid principal balance of the Replacement Note issued to Lancer accrues simple interest at a rate of 7% per annum. There is no accrued and unpaid interest on any of the Notes as of the date of this report. Our payment obligations with respect to the Replacement Notes are subordinated to our obligations to Avon Road Partners, L.P. (“Avon Partners”), an affiliate of Mr. Robert Berman, our Chief Executive Officer, under a promissory note, dated March 16, 2016, with an outstanding principal amount of $500,000 (the “Avon Road Note”). The terms of the Avon Road Note are more fully described in our response to Item 1.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2017 (the “Merger Closing 8-K”).

KeyStone previously assumed the Notes from KeyStone Solutions, Inc., a Delaware corporation (“KSI”), on August 28, 2017 (the “Closing Date”), upon the closing of certain merger transactions (the “Mergers”) under the Second Amended Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 12, 2017, by and among the Company, KeyStone, KSI, Brekford Traffic Safety, Inc., a Delaware corporation (“Brekford”), and Brekford Merger Sub, Inc., a Delaware corporation (the “Merger Agreement”). Prior to the Mergers, KSI had issued the Notes in favor of the respective holders, on the Original Issuance Date, in connection with its acquisition of 100% of the membership interests in Firestorm Solutions, LLC, a Delaware limited liability company, and Firestorm Franchising, LLC, a Georgia limited liability company, as described in that certain Current Report on Form 1-U filed by KSI with the SEC on January 26, 2017 (the “Firestorm 1-U”).

The foregoing descriptions of the Assignment Agreement and the Replacement Notes do not purport to be complete and are qualified in their entirety to the full text of the Assignment Agreement and each of the Replacement Notes, which are attached as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively. The information contained in the Merger Closing 8-K and the Firestorm 1-U is also incorporated herein by reference and qualifies our response to this Item 2.03.

Item 8.01 Other Events.

On September 27, 2017, the Company extended the expiration date of options (the “Options”) to purchase an aggregate of 15,000 shares of the common stock, par value $0.0001 per share (“Common Stock”), of the Company, held by each of Mr. Steve Ellis and Mr. Robert West. Messrs. Ellis and West received their respective Options as merger consideration in connection with the Mergers, in exchange for now-cancelled options to purchase shares of the common stock, par value $0.0001 per share, of Brekford originally issued to each such holder under Brekford’s 2008 Stock Incentive Plan. The Options were due to expire on September 27, 2017, being 30 days from the date on which each such holder ceased to be a director of Brekford. The Company voluntarily extended that date, for no additional consideration, until December 31, 2017, as described in the option agreements (the “Option Agreements”) attached hereto as Exhibit 10.6, in respect of Mr. Ellis, and as Exhibits 10.7 and 10.8, in respect of Mr. West.

The foregoing descriptions of the Options and the Option Agreements do not purport to be complete and are qualified in their entirety by the full text of the Option Agreements attached as Exhibit 10.6, 10.7 and 10.8 hereto. The information contained in the Merger Closing 8-K is also incorporated herein by reference and qualifies our response to this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Assignment and Assumption Agreement, dated September 29, 2017
10.2	Replacement Note issued in favor of Harry Rhulen on September 29, 2017
10.3	Replacement Note issued in favor of Suzanne Loughlin on September 29, 2017
10.4	Replacement Note issued in favor of James Satterfield on September 29, 2017
10.5	Replacement Note issued in favor of Lancer Financial Group, Inc. on September 29, 2017
10.6	Non-Qualified Stock Option Agreement by and between the Novume Solutions, Inc., and Steve Ellis, dated September 27, 2017
10.7	Non-Qualified Stock Option Agreement by and between the Novume Solutions, Inc., and Robert West, dated September 27, 2017 (2014 Options)
10.8	Non-Qualified Stock Option Agreement by and between the Novume Solutions, Inc., and Robert West, dated September 27, 2017 (2016 Options)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2017	By:	/s/ Robert A. Berman
Robert A. Berman, Chief Executive Officer